SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 5, 2009
Breeze-Eastern Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7872	95-4062211

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Liberty Ave, Union, New Jersey	07083

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 688-2440
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Amendment to Material Definitive Agreement
The Company has entered into that certain First Amendment to Credit Agreement dated as of August 5, 2009 among the Company, each of the other loan parties thereto, the lenders party thereto and PNC Bank, National Association, in its capacity as agent for the lenders (the “Amendment”), which amended that certain Credit Agreement among such parties dated as of August 28, 2008.
The primary effect of the Amendment is to amend the definition of “fixed charges” under the Credit Agreement to exclude certain prescribed one-time capital expenditures of up to $5.5 million in the aggregate related to the relocation of the Company’s offices and plant. The original definition of “fixed charges” in the Credit Agreement permitted one-time capital expenditures of up to $2.0 million in the aggregate for the relocation for all periods of measurement through June 30, 2009.
A copy of the Amendment is filed herewith as Exhibit 10.2 to this Form 8-K.
Item 9.01. Financial Information and Exhibits
(a)	Financial Statements of Business Acquired. None.

(b)	Pro Forma Financial Information. None

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits

Exhibit	Description
10.1
Credit Agreement by and among Breeze-Eastern Corporation, as Borrower, the Guarantors that are parties thereto, the Lenders that are parties thereto, as the Lenders, PNC Bank, National Association, as Administrative Agent and PNC Capital Markets, LLC, as Arranger, dated as of August 28, 2008. [This document was previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 29, 2008.]

10.2
First Amendment to Credit Agreement by and among Breeze-Eastern Corporation, as Borrower, the Guarantors that are parties thereto, the Lenders that are Parties thereto, as the Lenders, and PNC Bank, National Association, as Administrative Agent, dated as of August 5, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREEZE-EASTERN CORPORATION
By:	/s/ Joseph F. Spanier
Joseph F. Spanier, Executive Vice President,
Chief Financial Officer and Treasurer

Date: August 7, 2009